EXHIBIT 3.81

WEST VIRGINIA APPLICATION FOR

CERTIFICATE OF AUTHORITY OF LIMITED LIABILITY COMPANY

1. The name of the company as registered in its home state is: Hanna Land Company, LLC and the state or country or organization is: Kentucky.

2. The name to be used in West Virginia will be: Home state name as listed above, if available in W. Va.

3. The company will be a: regular LLC.

4. The street address (not a PO box) in West Virginia of the initial designated office of the company will be: c/o C T CORPORATION SYSTEM, 707 Virginia Street, East, Charleston, WV 25301.

5. The street address of the principal office is: 1500 North Big Run Road, Ashland, Kentucky 41102 and the mailing address (if different) is: [left blank].

6. The name and street address of the person in West Virginia to whom notice of process may be sent is: C T CORPORATION SYSTEM, 707 Virginia Street, East, Charleston, WV 25301. The mailing address of the above agent of process, if different, is: [left blank].

7. In its home state, the company is: an at-will company, for an indefinite period.

8. The company is: manager-managed, and the name and address of each initial manager is listed below. Ayrshire Land Company, 1500 North Big Run Road, Ashland, Kentucky 41102.

9. All or specified members of a limited liability company are liable in their capacity as members for all or specified debts, obligations or liabilities of the company. NO—All debts, obligations and liabilities are those of the company.

10. The purposes for which this limited liability company is formed are as follows: land company.

11. The number of pages attached and included in this application is one.

12. The requested date for the establishment of the limited liability company in West Virginia is: the date & time of filing.

13. ACKNOWLEDGEMENT: [Articles must be signed in the name of the company by a (1) manager of a manager-managed company; (2) member of a member-managed company; (3) attorney-in-fact for any of the above. Documents with photocopied signatures cannot be accepted.]

I, the undersigned, for the purpose of obtaining a certificate of authority for the above named limited liability company in the State of West Virginia, do file this application in the name of and behalf of the company. I have attached a certificate of existence of other comparable document from the state of origin, and, if a trade name is requested, a resolution of the member or managers.

Kevin Crutchfield, President of Ayrshire Land Company, Manager for Hanna Land Company, LLC, /s/ Kevin Crutchfield.